EXHIBIT 99.1

              LTC Announces Election of New Board Member

    MALIBU, Calif.--(BUSINESS WIRE)--Feb. 2, 2005--LTC Properties, Inc. (NYSE:LTC) announced today that Mr. Boyd W. Hendrickson has been elected as a new Board Member, increasing the total number of Board Members from five to six and total independent members from three to four.
    Mr. Hendrickson is Chief Executive Officer and Member of the Board of Skilled Healthcare Group ("Skilled Healthcare"). Skilled Healthcare is located in Foothill Ranch, California and is a privately held owner/operator of skilled nursing and assisted living facilities.
    LTC stated that Mr. Hendrickson brings 35 years of health care operational experience to the Board as well as experience as a past Board Member of The American Federation of Hospitals, Beverly Enterprises, PharMerica and Superior Bank.
    LTC added that Skilled Healthcare and LTC have no relationships other than Mr. Hendrickson's board membership.
    The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company's website at www.ltcproperties.com.

    CONTACT: LTC Properties, Inc.
             Andre C. Dimitriadis or Wendy L. Simpson, 805-981-8655